UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 27, 2010

WINDSTREAM CORPORATION

(Exact Name of registrant as specified in its charter)

Delaware	001-32422	20-0792300
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4001 Rodney Parham Road, Little Rock, Arkansas		72212
(Address of principal executive offices)		(Zip Code)

(501) 748-7000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On August 16, 2010, Windstream Communications, Inc. (“Windstream” or the “Company”) and Q-Comm Corporation (“Q-Comm”), a privately held regional fiber transport and competitive local exchange carrier based in Overland Park, Kansas, entered into an agreement and plan of merger (the “Merger Agreement”) pursuant to which Windstream has agreed to acquire all of the issued and outstanding shares of Q-Comm common stock. The transaction includes Q-Comm’s wholly owned subsidiaries Kentucky Data Link, Inc., a fiber services provider in 22 states, and Norlight, Inc., a competitive local exchange carrier serving approximately 5,500 access lines. The boards of directors of both Windstream and Q-Comm have approved the transaction, which is expected to close in the fourth quarter of 2010, subject to certain conditions, including necessary approvals from federal and state regulators.

Under the terms of the Merger Agreement, Windstream will pay approximately $278 million in cash consideration and issue approximately 20.6 million shares of Windstream Common Stock valued at approximately $237 million, based on Windstream’s closing stock price on August 17, 2010. Windstream also will repay estimated net debt of approximately $267 million. The Company expects that cash on hand, together with amounts available under its revolving line of credit, will be sufficient to finance the cash portion of the purchase price and debt repayment, but it may choose to raise additional debt financing to fund all or a portion of these cash requirements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WINDSTREAM CORPORATION.

By:	/s/ John P. Fletcher
Name:	John P. Fletcher
Title:	Executive Vice President and General Counsel

Date: August 27, 2010